Exhibit 3.8
ARTICLES OF INCORPORATION
(Attach conformed copy.)
☑  PROFIT                    ☐  NONPROFIT
(Mark Appropriate Box)
     The undersigned persons, pursuant to Section 79-4-2.02 (if a profit corporation) or Section 79-11-137 (if a nonprofit corporation) of the Mississippi Code of 1972, hereby execute the following document and set forth:
1. The name of the corporation is
     Callon Offshore Production, Inc.

2. Domicile address is 200 North Canal Street

STREET
                                     Natchez, Mississippi 39120

CITY/STATE/COUNTY/ZIP
3. The period of duration is              99 years                                                                                       (NONPROFIT ONLY may be perpetual).
4. (a) The number (and classes, if any) of shares the corporation is authorized to issue is (are) as follows (THIS IS FOR PROFIT ONLY):

Class(es)	No. of Shares Authorized

Common Stock	5,000

4. (b) If more than one (1) class of shares is authorized, the preferences, limitations, and relative rights of each class are as follows:

5. The street address of its initial registered office is
     118 N. Congress Street

STREET
     Jackson, Mississippi 39205

CITY/STATE/ZIP
     and the name of its initial registered agent at such address is
     CT Corporation System, Inc.

6. The name and complete address of each incorporator is as follows (PLEASE TYPE OR PRINT):
     Fred L. Callon, 200 North Canal Street, Natchez, MS 39120

     John S. Callon, 200 North Canal Street, Natchez, MS 39120

NAME/STREET ADDRESS/CITY/STATE/ZIP
7. Other provisions:

This page conforms with the duplicate original filed with Secretary of State.	/s/ Fred L. Callon

/s/ Illegible	/s/ John S. Callon
Secretary of State State of Mississippi	INCORPORATORS (SIGNATURES)

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